CELL MEDX CORP. OTCQB: CMXC
FOR IMMEDIATE RELEASE SEPTEMBER 29, 2016

Cell MedX Corp. (CMXC) Cancels Options and Appoints a Director

Las Vegas, Nevada, September 29, 2016, Cell MedX Corp. (OTCQB: CMXC), (“Cell MedX” or the “Company”) a development stage company focused on the commercialization of therapeutic devices for patients living with diseases such as diabetes, is pleased to announce that on September 26, 2016 the Company cancelled options to acquire up to 17,500,000 common shares of the Company, at an initial price of $0.05 per share (the “Cancelled Options”). The Cancelled Options represent the unvested portion of those options that were initially granted to Ms. Arnett and Mr. Hargreaves on November 25, 2014.

At the same time, the Company renegotiated its consulting arrangements with Ms. Arnett and Mr. Hargreaves and agreed to pay Ms. Arnett and Mr. Hargreaves CAD$5,000 per month, each, beginning effective August 1, 2016, for a duration of six (6) months.

On September 26, 2016, the board of directors of the Company also unanimously resolved to increase the number of directors to three, and appointed Yanika Silina, the Company’s current Chief Financial Officer, as a director of the Company to fill the vacancy created by the increase in the number of directors.

About Cell MedX Corp. (OTCQB: CMXC)

Cell MedX Corp. is an early development stage company focused on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes, by developing technologies to help manage both the illness and related complications. For more information about the Company and its technology please visit our website at: www.cellmedx.com, for the Company’s weekly newsletter, please go to www.cellmedx.com/media/newsletters/

On behalf of the Board of Directors of Cell MedX Corp.

Frank McEnulty
Chief Executive Officer and President.

Forward Looking Statements
This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company's Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove correct, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company's forward-looking statements. In particular, the Company’s eBalance Technology is still in development.  The Company does not currently have any commercially marketable products based on the eBalance Technology, and there is no assurance that the Company will be successful in its development efforts. Except as required by law, Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE:
Cell MedX Corp.
For further information visit: www.cellmedx.com.
Or phone: 1-844-238-2692